BAUSCH & LOMB INCORPORATED

CONSENT SOLICITATION STATEMENT

Solicitation of Irrevocable Consents to Amendments to Indentures and Waivers With Respect to the Following Series of Securities:
$133,195,000 6.95% Senior Notes due 2007 (CUSIP No. 071707AH6)
$50,000,000 5.90% Senior Notes due 2008 (CUSIP No. 071707AL7)
$155,902,000 2004 Senior Convertible Securities due 2023 (CUSIP No. 071707AM5)
$4,098,000 Floating Rate Convertible Senior Notes due 2023 (CUSIP No. 071707AK9)
$421,000 6.56% Medium-Term Notes, Series B due 2026 (CUSIP No. 07171JAE6)
$84,334,000 7.125% Debentures due 2028 (CUSIP No. 071707AG8)

In Consideration of a Consent Fee of
$1.00 per $1,000 principal amount of the Securities plus an additional $1.00 per $1,000 principal amount for each month
from the initial consent payment date to the earlier of the Filing Compliance Date or
January 31, 2007

The Solicitation with respect to each series of Securities will expire at 5:00 p.m., New York City time, on September 27, 2006 (or such date and time to which we may extend it with respect to one or more series of Securities from time to time, the “Expiration Date”).

Subject to the terms and conditions set forth in this Consent Solicitation Statement, Bausch & Lomb Incorporated (“we” or the “Company”) hereby solicits (the “Solicitation”) the consents (the “Consents”) of holders of our 6.95% Senior Notes due 2007 (CUSIP No. 071707AH6), 5.90% Senior Notes due 2008 (CUSIP No. 071707AL7), 2004 Senior Convertible Securities due 2023 (CUSIP No. 071707AM5), Floating Rate Convertible Senior Notes due 2023 (CUSIP No. 071707AK9), our 6.56% Medium-Term Notes, Series B due 2026 (CUSIP No. 07171J AE 6), and 7.125% Debentures due 2028 (CUSIP No. 071707AG8) (collectively, the “Securities”) to certain amendments to the Indentures governing the Securities as further described herein. Each Holder that delivers a Consent will also be waiving certain defaults that may have occurred before the Proposed Amendments become effective. The term “Holders” means those holders of record on September 19, 2006 (the “Record Date”) as reflected in the records of the Trustee (as defined below) under the Indentures. Approval of the amendments and waivers with respect to any series of Securities requires the approval of holders of a majority of the outstanding principal amount of such series.

Holders may not revoke Consents once delivered. Any Consent received with respect to a series of Securities where the Consents of the holders of at least a majority of the outstanding series are not obtained by the Expiration Date with respect to that series of Securities will automatically terminate and not be effective and no payments of any Consent Fee (as defined below) will be made. From and after the relevant Effective Time with respect to any series of Securities, each present and future holder of such Securities will be bound by the Proposed Amendments and Waiver, whether or not such Holder delivered a Consent.

The Securities were issued pursuant to the original indenture dated September 1, 1991, as amended by Supplemental Indenture No. 1, dated as of May 13, 1998 (the “Original Indenture”), between Bausch & Lomb, as issuer, and Citibank, N.A., as trustee (the “Trustee”) and various supplements, each between us and the Trustee. The 6.56% Medium-Term Notes, Series B due 2026 (the “Medium Term Notes”) were issued pursuant to the Original Indenture. The 7.125% Debentures due 2028 were issued pursuant to Supplemental Indenture No. 2, dated July 29, 1998. The 6.95% Notes due 2007 were issued pursuant to Supplemental Indenture No. 3, dated November 21, 2002. The 5.90% Senior Notes due 2008 were issued pursuant to Supplemental Indenture No. 4, dated August 1, 2003. The Floating Rate Convertible Senior Notes due 2023 were issued pursuant to Supplemental

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Citigroup
September 20, 2006

Indenture No. 5, dated as of August 4, 2003, and the 2004 Senior Convertible Securities due 2023 were issued pursuant to Supplemental Indenture No. 6, dated as of December 20, 2004. Pursuant to Supplemental Indenture No. 7, dated as of June 5, 2006, holders of a majority of each series of Securities other than the Medium-Term Notes consented to amendments to extend the periods for us to make certain filings of reports and financial statements with the Securities and Exchange Commission and the Trustee and waived certain past possible defaults with respect thereto. Those supplemental indentures, together with the Original Indenture, are collectively referred to as the “Indentures.”

The Indentures require us to file with the Trustee the annual reports, quarterly reports and other documents (the “SEC Reports”) that we are required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13 and 15 of the Securities Exchange Act of 1934 (the “Exchange Act”) (the “Reporting Covenant”). The Indentures also require us to file with the Trustee, within 120 days after the end of each fiscal year, a written statement regarding compliance with our obligations under the Indentures, and a description of any known defaults under the Indentures, and to deliver to the Trustee notice of any default under that Indenture (“default” is defined for these purposes as default in the observance or performance of any of the terms, provisions and conditions of the applicable Indentures without regard to any period of grace or requirement of notice) (the “Certificate Delivery Covenant”). The certificates under the Certificate Delivery Covenant were due by April 30, 2005, and we have delivered them to the Trustee and indicated our inability to timely file certain SEC Reports. Our failure to make these filings may also have resulted in a breach of certain reporting requirements under the Trust Indenture Act of 1939.

We have previously announced that we would not be able to file our Quarterly Report on Form 10-Q for the quarterly period ended September 24, 2005, our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (“2005 Form 10-K”), our Quarterly Report on Form 10-Q for the first quarter of 2006, and our Quarterly Report on Form 10-Q for the second quarter of 2006 (collectively, the “Delayed SEC Reports”) by their respective due dates, and we have not filed them to date. Our failure to timely file the Delayed SEC Reports with the SEC, and failure to timely deliver copies of such reports to the Trustee may have resulted in defaults. Any such defaults under the Indentures were waived through October 2, 2006 by holders of a majority of each series of Securities, other than the Medium-Term Notes.

If we fail to file the Delayed SEC Reports by October 2, 2006, as a result of such failure to comply with the Reporting Covenant the maturity of any series of the Securities could be accelerated under the Indentures any time if: (i) the Proposed Amendments and Waiver with respect to the Securities of such series do not become effective, (ii) the Trustee or holders of 10% or more of the Securities of such series delivers to us a Notice of Default under Section 501(4) of the Indenture and commence the 60-day cure period provided for therein, (iii) we do not file the Delayed SEC Reports with the SEC and the Trustee prior to the expiration of the 60 day-period, and (iv) holders of 25% or more of the Securities of such series or the Trustee delivers an acceleration notice. The acceleration of the maturity of any series of outstanding Securities would permit the holders of such series of Securities to cause the principal amount and accrued and unpaid interest to become immediately due and payable. Unless and until the Proposed Amendments and Waiver become effective with respect to the Medium Term Notes, the Trustee or holders of the 10% or more of the Medium Term Notes could give the Notice of Default at any time.

The Proposed Amendments will effectively provide that, until 5:30 p.m., New York City time, on January 31, 2007, a failure to comply with the Sections of the Indentures relating to the Reporting and Certificate Delivery Covenants and our obligation to deliver any notice of a default with respect to the Reporting and Certificate Delivery Covenants to the Trustee will not constitute defaults with respect to the Securities and that the filing of our 2005 Form 10-K prior to the Covenant Reversion Date would satisfy our obligations to file SEC Reports for all periods prior to December 31, 2005. The Proposed Waiver will provide that all defaults that shall have occurred prior to the effectiveness of the Proposed Amendments relating to our failure to file SEC Reports are waived. For a more detailed description of the Proposed Amendments and Waiver, see “The Proposed Amendments and Waiver.”

The Solicitation is being made upon the terms and is subject to the conditions set forth in this Statement and the accompanying irrevocable consent form (the “Consent Form”). Approval of the Proposed Amendments and

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Waiver with respect to each Indenture requires the consent of the Holders of a majority in principal amount of the applicable series of the outstanding Securities (such Consents, the “Requisite Consents”).

Promptly following the receipt of the Requisite Consents with respect to a series of Securities, and in compliance with the conditions contained in the relevant Indenture, we and the Trustee will execute a supplemental indenture with respect to such Indenture (a “Supplemental Indenture”) and the Proposed Amendments and Waiver will become effective with respect to such series of Securities (such time, the “Effective Time”). Our execution of the Supplemental Indenture with respect to any series of Securities will not require us to pay for any Consents prior to the relevant Expiration Date.

Promptly following the relevant Expiration Date, we will pay to each consenting holder a “Consent Fee” of $1.00 for each $1,000 in principal amount of the Securities as to which we have received and accepted Consents. We will also pay additional $1.00 for each $1,000 on the fifth day (or, if occurring on a weekend or holiday, the immediately following business day) of each month thereafter from the payment of the initial Consent Fee to the earlier of (i) the date we complete the filings of 2005 Form 10-K and our past due SEC Reports for 2006 with the Securities and Exchange Commission (the “Filing Compliance Date”), and (ii) January 31, 2007 (the “Covenant Reversion Date”).

Holders may not revoke Consents. See “The Solicitation - No Revocation of Consent.” Any Consent received with respect to a series of Securities where the Requisite Consents are not obtained by the Expiration Date with respect to that series of Securities will automatically terminate and not be effective and no payments of any Consent Fee will be made. From and after the relevant Effective Time with respect to any series of Securities, each present and future holder of such Securities will be bound by the Proposed Amendments and Waiver, whether or not such Holder delivered a Consent.

Notwithstanding anything to the contrary set forth in this Statement, we reserve the right at any time on or prior to the business day following the relevant Expiration Date, with respect to one or more issues of Securities, to (i) terminate the Solicitation for any reason, (ii) extend the Solicitation from time to time if any condition to this Solicitation has not been met or waived, (iii) amend the terms of the Solicitation, (iv) modify the form or amount of the consideration to be paid pursuant to the Solicitation, or (v) waive any of the conditions to the Solicitation, subject to applicable law. See “The Solicitation—Expiration Date; Extensions; Amendment.”

IMPORTANT

Holders should read and carefully consider the information contained herein before deciding whether to give their Consent to the Proposed Amendments and Waiver.

Holders who wish to consent must deliver their properly completed and executed Consent Form to the Information Agent (as defined below) at the address set forth on the back cover of this Statement in accordance with the instructions set forth herein and in the Consent Form. Consents should not be delivered to us, the Trustee or the Solicitation Agent. However, we reserve the right to accept any Consent received by us, the Trustee or the Solicitation Agent. Holders may deliver Consents only to the Proposed Amendments and Waiver relating to the Indenture pursuant to which their Securities were issued. Any beneficial owner of Securities who is not a Holder of such Securities must arrange with the person who is the Holder or such Holder’s assignee or nominee to execute and deliver a Consent Form on behalf of such beneficial owner. Once delivered, a Consent is irrevocable.

Recipients of this Statement and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Solicitation.

Please handle this matter through your bank or broker. Questions concerning the terms of the Solicitation should be directed to the Solicitation Agent at the address or telephone numbers set forth on the back cover of this Statement. Requests for assistance in completing and delivering a Consent Form or requests for additional copies of this Statement, the Consent Form or other related documents should be directed to the Solicitation Agent or the Information Agent at the addresses or telephone numbers set forth on the back cover of this Statement.

No person has been authorized to give any information or make any representations other than those contained or incorporated by reference in this Statement and, if given or made, such information or representations must not be relied upon as having been authorized by us, the Trustee, the Solicitation Agent, the Information Agent or any other person.

The statements made in this Statement are made as of the date of this Statement and delivery of this Statement or the accompanying materials at any time does not imply that the information herein or therein is correct as of any subsequent date. The information provided in this Statement is based upon information provided solely by us. The Solicitation Agent have not independently verified and do not make any representation or warranty, express or implied, or assume any responsibility, as to the accuracy or adequacy of the information contained herein.

The Solicitation is not being made to, and a Consent Form will not be accepted from or on behalf of, a Holder in any jurisdiction in which the making of the Solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may in our discretion take such action as we may deem necessary to lawfully make the Solicitation in any such jurisdiction and to extend the Solicitation to any Holder in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Solicitation to be made by a licensed broker or dealer, the Solicitation will be deemed to be made on behalf of us by the Solicitation Agent or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Capitalized terms used in this Statement that are not otherwise defined herein have the meanings set forth in the relevant Indenture.

BAUSCH & LOMB INCORPORATED

Bausch & Lomb is an eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Our core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, our headquarters are in Rochester, New York.

We are organized into three geographic segments: the Americas; Europe, Middle East and Africa (Europe); and Asia. Additional operating segments, which are managed on a global basis, include the Research & Development organization and the Global Operations & Engineering organization. In each geographic segment, Bausch & Lomb markets products in five product categories: contact lenses, lens care products, ophthalmic pharmaceuticals, cataract and vitreoretinal surgery, and refractive surgery.

We employ approximately 13,700 people worldwide and our products are available in more than 100 countries. Our principal executive offices are located at One Bausch & Lomb Place, Rochester, New York 14604, and our main telephone number is (585) 338-6000.

RECENT DEVELOPMENTS

Investigations and Restatements

We have previously reported that we are unable to file our Delayed SEC Reports at this time because of certain work undertaken with respect to expanded procedures and internal assessments and investigations, as described in the Form 12b-25, filed August 8, 2007, and our other SEC Reports which are incorporated herein by reference. See “Where You Can Find Additional Information” below. We are working diligently to complete all of the ongoing work described in the August 8, 2006 Form 12b-25, and we will file our Annual Report on Form 10-K for fiscal year 2005 as soon as practicable, and the other Delayed SEC Reports as soon as practicable thereafter.

Financial Effect of Recall of MoistureLoc® Product

On May 15, 2005, we announced the permanent withdrawal of our MoistureLoc lens care solution from worldwide markets. Due to the ongoing investigations and financial statement restatements described in our August 8, 2006 Form 12b-25, we have not reported financial results for the three- and six-month periods ending July 1, 2006, even on a preliminary basis. While we have not completed all review and other procedures for the reporting of periodic financial results for the above referenced period, our management believes that total company net sales for the second quarter and six months ended July 1, 2006 were $575.4 million and $1,120.4 million, respectively. These amounts, if reported, would represent a $30.0 million or a 5% decrease compared to the prior-year second quarter and a $39.7 million or a 3% decrease compared to the prior year six-month period. Both periods in 2006 include a negative $19.3 million sales impact from the MoistureLoc worldwide recall reserve, and the positive impact of sales from our Chinese pharmaceutical acquisition, which was completed in the fourth quarter of 2005. On a constant-currency basis, net sales decreased 5% for the quarter and 2% year-to-date. There can be no assurance that actual net sales amounts for the periods set forth herein will not vary, even materially, from the sales identified herein. The foregoing estimated preliminary sales results have been impacted negatively by the worldwide recall of MoistureLoc lens care solution. We anticipate that this worldwide action will have a significant adverse impact on 2006 results of operations.

The discussion that follows includes projections and other forward-looking statements. The forward-looking statements contained in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve predictions of our future performance, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect, and are subject to risks and uncertainties that are described below. You are cautioned to view these forward-looking statements in the context of those risks and uncertainties. See “Information Concerning Forward-Looking Statements” below.

Assuming that foreign currency exchange rates remain at current levels, we currently anticipate that 2006 net sales will be between $2.325 billion and $2.4 billion. This takes into consideration the adverse impact of a number of events resulting from the MoistureLoc recall including, without limitation, (1) the 2006 impact of a portion of the sales returns provisions and coupon redemptions associated with the MoistureLoc recall; (2) the lost MoistureLoc revenues combined with lower revenues for other lens care products, reflecting market share losses caused by trade and consumer uncertainty resulting from our investigations into the outbreak of fungal infections among contact lens wearers and subsequent market withdrawal of the product; and (3) the negative collateral effect on our non-lens care product categories, primarily in Asia, as a result of the MoistureLoc recall.

We also anticipate that higher than normal spending in several areas associated with recent events will negatively impact 2006 financial performance. These include, without limitation, (1) higher selling, administrative and general expenses which reflect recall and legal expenses associated with the MoistureLoc situation and pending product liability and shareholder lawsuits, increased marketing expense to support brand rebuilding activities, and professional fees associated with the independent investigations into the Brazil, Korea and reserve entries matters and expanded year-end audit procedures, and (2) higher net financing expenses, reflecting the write-off of debt issuance costs and the consent fees associated with this consent solicitation and the consent solicitation and tender offer we completed on June 2, 2006.

Lens care is the most profitable of our five product categories, and a significant portion of our lens care sales have historically been generated in the United States. In addition, many of the MoistureLoc-related expenses described above will be incurred in the United States. As a result, we anticipate that (1) our U.S. operations will be unprofitable in 2006, (2) that no tax benefit will be recorded on our U.S. operations as a result of the determination of the need for a valuation allowance that will be recorded in 2005 on deferred tax assets (as reported in our Current Report on Form 8-K filed on August 8, 2006), and (3) that our effective tax rate in 2006 and beyond could be unusual when compared to historical levels and prior expectations. Analysis of the effective tax rate is ongoing and, as a result, we are currently unable to estimate earnings per share for 2006.

Taking the above factors into account and based on our management’s view that recovery in the lens care and other affected businesses will begin and continue in the latter half of the year, we currently anticipate full-year earnings before taxes for 2006 in the range of $70 million to $80 million. In October 2005, and well prior to the MoistureLoc recall, we had projected 2006 earnings per share between $3.92 and $4.02, net of $0.28 of expense associated with stock compensation. The pre-tax earnings implicit in that projection were between $325 million and $335 million.

We anticipate that 2006 cash flow from operating activities will be negatively impacted by the outflows associated with the MoistureLoc recall, as well as the cost of the investigations and brand rebuilding expenditures. We anticipate that 2006 operating cash flows will be essentially offset by capital expenditures, reflecting costs associated with completing the installation of manufacturing equipment for PureVision contact lenses and expanding our main R&D facility in Rochester, New York.

Our assessment of the financial impact of the MoistureLoc recall has also provided a basis for developing a preliminary view of 2007 operating performance. Because of the unusual nature of the MoistureLoc recall, this assessment included a comprehensive mid-year plan review focused on the outlook for each business unit. While we are in the initial phase of our formal annual planning cycle for 2007, our management, based on this assessment, remains confident in the underlying strength of each of our businesses, and believes this will be evident beyond 2006. On this preliminary basis, 2007 sales are currently anticipated to be between $2.5 billion and $2.625 billion and pre-tax earnings are currently anticipated to be in the range of $220 million to $270 million. This assessment is based on assumptions that include, without limitation, (1) exchange rates remain fairly consistent with current levels; (2) higher operating expenses associated with the recall, independent investigations and expanded year-end audit procedures do not recur; and (3) stabilization of affected Asian businesses and the lens care category globally such that we can recoup some lost market share.

Additional specific assumptions and risk factors that could impact year end 2006 and full year 2007 performance include (1) as it relates to marketing and selling of our products, no significant changes in the competitive landscape; return of our ReNu MultiPlus and ReNu MPS contact lens care products to the Singapore and Hong Kong markets before the end of 2006; success of brand rebuilding initiatives, with particular emphasis on Asia, given direct and collateral product line impacts of the MoistureLoc withdrawal in these markets, successful and timely introduction of new products, particularly in our cataract business and in the geographic expansion of contact lens products; lack of further negative price impact from changes in government pricing and reimbursement of our products, including with respect to pharmaceuticals products in Europe; and (2) as it relates to expenses of the business, historical normal expense and spending rates, with moderate increases in actual expenses over prior years; no unusual expense items related to impairment or accelerated depreciation of our tangible or intangible assets; no unusual additional severance or other restructuring expenses associated with changes in our business structure; no unusual additional expenses resulting from investigations or additional review procedures with respect to matters other than those presently outstanding; and no significant settlement of, or judgments adverse to us in, contested matters.

Material Impairment

In connection with the preparation of its 2005 financial statements, which have yet to be filed, we are evaluating the impact of the withdrawal of its MoistureLoc product on 2005 and 2006 results. As reported in our Current Report on Form 8-K, filed on August 8, 2006, in connection with this review, we concluded on August 2, 2006, under Generally Accepted Accounting Principles, that the Company will record a valuation allowance in 2005 with respect to U.S. deferred tax assets previously recorded on its balance sheet. This is a non-cash charge.

A valuation allowance against deferred tax assets is required based upon application of a realization test, where we determine that it is more likely than not — a probability level of more than 50% — that the assets will not be realized. Likelihood of realization depends on the available evidence such as cumulative tax losses in prior years, losses expected in future years, and a history of potential tax benefits expiring unused. In making this assessment, more weight is assigned to objectively verifiable evidence such as historical cumulative losses than to subjective evidence like future projections. In this case, we have determined that there is a three-year cumulative loss attributed to the U.S. entities to which the deferred tax assets relate. Specifically, expected losses in our U.S. tax entities resulting from, among other things, (1) the portion of the costs associated with the MoistureLoc withdrawal, which occurred in 2006, that will be recorded for the still-open 2005 fiscal year, as a subsequent event, and (2) the expected impact of the MoistureLoc withdrawal on results for fiscal 2006, lead us to conclude that a valuation allowance is necessary. Work is ongoing to evaluate the amount of this allowance, which will adversely impact reported earnings per share for 2005. At this time, based on the analysis to date, management estimates that the allowance will be in the range of $120 million to $150 million, although there can be no assurance that the final allowance will not differ from this estimate including by a material amount. To the extent required by applicable rules, we will amend one or more of its SEC Reports if our estimate of this allowance changes, and once the final amount of the allowance is known.

We will continue to assess tax strategies for our U.S. businesses, in view of the projected losses for its U.S. businesses in 2006. If we were to make a later determination that it is more likely than not that the deferred tax assets for which there is a valuation allowance would be realized, the related valuation allowance would be reduced and a benefit to earnings would be recorded.

As indicated above, the withdrawal of our MoistureLoc product is expected to adversely impact results for future periods. Further information regarding this impact is reported in our filing on Form 12b-25, filed August 8, 2006.

Information Concerning Forward-Looking Statements.

Forward-looking statements include statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. When used in this discussion, the words “anticipate”, “appears”, “foresee”, “should”, “expect”, “estimate”, “project”, “will”, “are likely” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve predictions of our future performance, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions, and in many cases those with a material impact, have, in many but not all cases, been identified in connection with specific forward-looking statements. The forward-looking statements set forth above are subject to risks and uncertainties including, without limitation:

•	our inability to achieve the various marketing and selling objectives described above or to achieve the stabilization of expenses described above;

•	our inability to successfully return our lens care products to certain markets;

•	changes in the competitive landscape;

•	our inability to recoup lost market share;

•
general global and local economic, political and sociological conditions including, without limitation, periods of localized disease outbreak and the effect on economic, commercial, social and political systems caused by natural disasters (such as, without limitation, earthquakes, hurricanes/typhoons, tornadoes and tsunamis);

•	changes in such conditions;

•	the impact of competition, seasonality and general economic conditions in the global lens and lens care, ophthalmic cataract and refractive and pharmaceutical markets where our businesses compete;

•	effects of war or terrorism;

•	changing currency exchange rates;

•	the general political climate existing between and within countries throughout the world;

•	events affecting our ability to timely deliver its products to customers, including those which affect our carriers’ ability to perform delivery services;

•	changing trends in practitioner and consumer preferences and tastes;

•	changes in technology;

•	medical developments relating to the use of our products;

•	competitive conditions, including entries into our lines of business by new or existing competitors, some of whom may possess resources equal to or greater than ours;

•	the impact of product performance or failure on our other products and business lines;

•
legal proceedings initiated by or against us, including those related to securities and corporate governance matters, products and product liability, commercial transactions, patents and other intellectual property, whether in the U.S. or elsewhere throughout the world;

•	the impact of Company performance on its financing costs;

•	enactment of new legislation or regulations or changes in application or interpretation of existing legislation or regulations that affect us;

•	changes in government regulation of our products and operations;

•	changes in governmental laws and regulations relating to the import and export of products;

•	government pricing changes and initiatives with respect to healthcare products in the U.S. and throughout the world;

•	changes in private and regulatory schemes providing for the reimbursement of patient medical expenses;

•	changes in our credit ratings or the cost of access to sources of liquidity;

•	our ability to maintain positive relationships with third-party financing resources;

•	the financial well-being and commercial success of key customers, development partners and suppliers;

•	changes in the availability of and other aspects surrounding the supply of raw materials used in the manufacture of our products;

•	changes in tax rates or policies or in rates of inflation;

•	changes in accounting principles and the application of such principles to us;

•	the performance by third parties upon whom we rely for the provision of goods or services;

•	our ability to successfully execute marketing strategies;

•	our ability to secure and maintain intellectual property protections, including patent rights, with respect to key technologies in the U.S. and throughout the world;

•	our ability to secure and maintain copyright protections relative to our customer-valued names, trademarks, trade names and other designations in the U.S. and throughout the world;

•	investment in research and development;

•	difficulties or delays in the development, laboratory and clinical testing, regulatory approval, manufacturing, release or marketing of products;

•	the successful completion and integration of our acquisitions;

•	the successful relocation of certain manufacturing processes;

•	our implementation of internal controls;

•	our success in the process of management testing, including the evaluation of results, and auditor attestation of internal controls, as required under the Sarbanes-Oxley Act of 2002;

•	the occurrence of a material weakness in our internal controls over financial reporting, which could result in a material misstatement of our financial statements;

•	our ability to correct any such weakness;

•	our success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting;

•	the effect of changes within our organization, including the selection and development of our management team;

•
and such other factors as are described in greater detail in our filings with the Securities and Exchange Commission, including, without limitation, the Current Report on Form 8-K dated June 14, 2002, and its Form 12b-25, filed August 8, 2006.

We can give no assurance that the forward-looking statements included in this Consent Solicitation Statement will prove to be accurate. In light of the significant uncertainties inherent in forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us or any other person that our objectives and plans will be achieved. We undertake no obligation to update any forward-looking statements contained in this Consent Solicitation Statement, whether as a result of new information, future events or otherwise. You should consult any further disclosures we make in our reports filed with the SEC and in our press releases.

Pending Litigation

As a result of matters described above, several lawsuits have been filed against us and certain present and former officers and directors. There are four basic categories of cases: shareholder securities class actions, shareholder derivative actions, ERISA-based class actions related to employee benefit plans, and consumer product liability actions. In the documents we issued in connection with its May 2006 tender offer and consent solicitation, which were furnished with our Current Report on Form 8-K, filed May 8, 2006, we reported on the then current status of various litigation matters. Below is an update regarding those, and other, litigation matters. While this information is subject to change daily, the matters of which we are aware as of September 19, 2006, are as follows:

The following is an update of the status of pending litigation matters.

(1) Litigation related to matters described above.

We are aware of four purported securities class actions that are currently pending, all filed between March and May of 2006 in the Federal District Court for the Southern District of New York. Defendants successfully moved to transfer these actions to the Western District of New York, Rochester Division, where they are currently pending. These actions are entitled: Laborers Local 100 and 397 Pension Fund v. Bausch & Lomb, Inc., Case No. 06-cv-6294; Badaracco v. Bausch & Lomb Inc., Case No. 06-cv-6295; Brannon v. Bausch & Lomb Inc., Case No. 06-cv-6296; Police and Fire Retirement System of the City of Detroit v. Bausch & Lomb Inc., Case No. 06-cv-6300. Plaintiffs in these actions purport to represent a putative class of shareholders who purchased our stock at allegedly artificially inflated levels between January 27, 2005 and May 3, 2006. Among other things, plaintiffs allege that we and various present and former officers and directors issued materially false and misleading public statements regarding our financial condition and operations by failing to disclose negative information relating to our Brazilian and Korean subsidiaries, our internal controls, and problems with MoistureLoc, thereby inflating the price of our stock during the class period. Plaintiffs seek unspecified damages. The cases are currently awaiting appointment of lead plaintiff and lead plaintiff's counsel in accordance with the Private Securities Litigation Reform Act.

We are aware of three purported ERISA class actions, filed between April and May of 2006 in the Federal District Court for the Southern District of New York. We successfully moved to transfer these actions to the Western District of New York, Rochester Division, where they are currently pending. These actions are entitled: Johnson v. Bausch & Lomb, Inc., Case No. 06-cv-6297; McMillian v. Bausch & Lomb Incorporated, Case No. 06-cv-6315; Hernandez v. Bausch & Lomb, Inc., Case No. 06-cv-6348. Plaintiffs in these actions purport to represent a class of participants in our defined contribution (401(k)) plan for whose individual accounts the plan held an interest in Company stock between May 25, 2000 and the present. Among other things, plaintiffs allege that we and various present and former officers and directors and fiduciaries of the plan breached fiduciary duties to plan participants by allowing the plan to invest in our common stock despite the fact that it was allegedly artificially inflated due to the failure to disclose negative information relating to our Brazilian and Korean subsidiaries, our internal controls, and problems with MoistureLoc. Plaintiffs seek unspecified damages as well as certain declaratory and injunctive relief. On August 1, 2006, the Court entered an order consolidating these ERISA actions and providing a schedule for the filing of an amended consolidated complaint and for defendants to answer or otherwise respond in the consolidated action. On August 28, 2006, the Court entered an order regarding the appointment of lead plaintiffs’ and co-lead plaintiffs’ counsel.

The shareholder derivative actions, in which a shareholder or class of shareholders asserts the rights of the Company derivatively against certain present and former officers and directors, fall into two categories: (1) those asserting allegations relating to accounting issues at our Brazilian and Korean subsidiaries; and (2) those asserting allegations relating to the withdrawal of MoistureLoc.

We are aware of two purported derivative actions asserting allegations relating to accounting issues at our Brazilian and Korean subsidiaries, filed in April 2006 in the Federal District Court for the Southern District of New York. Defendants successfully moved to transfer these actions to the Western District of New York, Rochester Division, where they are currently pending. These actions are entitled: Rainone v. Zarrella, Case No. 06-cv-6298; Brown v. Zarrella, Case No. 06-cv-6299. Among other things, plaintiffs allege that the individual defendants breached their fiduciary duties to us by causing or allowing us to issue materially false and misleading public statements regarding our financial condition and operations that failed to disclose negative information about our Brazilian and Korean subsidiaries and our internal controls, thereby inflating the price of our stock during the relevant time period. Plaintiffs purport to allege damage to us as a result of, among other things, a decrease in our market capitalization, exposure to liability in securities fraud actions, and the costs of internal investigations and financial restatements. Plaintiffs seek unspecified damages as well as certain declaratory and injunctive relief, including for misappropriation of inside information for personal benefit by certain of the individual defendants.

On January 3, 2006, we received a demand letter dated December 28, 2005, from a law firm not involved in the derivative actions described above, on behalf of a shareholder who also is not involved in the derivative actions, demanding that the Board of Directors bring claims on behalf of the Company based on allegations substantially similar to those that were later alleged in the two derivative actions relating to accounting issues at our Brazilian and Korean subsidiaries. In response to the demand letter, the Board of Directors adopted a board resolution establishing an Evaluation Committee to investigate, review and analyze the facts and circumstances surrounding the allegations made in the demand letter, but reserving to the full Board authority and discretion to exercise its business judgment in respect of the proper disposition of the demand. The Committee has engaged independent outside counsel to advise it.

We are aware of two purported derivative actions asserting allegations relating to the withdrawal of MoistureLoc. The first case, entitled Little v. Zarrella, Case No. 06-cv-6337, was filed in June 2006 in the Federal District Court for the Southern District of New York. The case was transferred to the Western District of New York, Rochester Division, where it is currently pending. The second case, entitled Pinchuck v. Zarrella, Case No. 06-6377, was filed in June 2006 in the Supreme Court of the State of New York, County of Monroe. Among other things, plaintiffs in these actions allege that the individual defendants breached their fiduciary duties to us in connection with our handling of the problems with MoistureLoc. Plaintiffs purport to allege damage to the Company as a result of, among other things, costs of litigating product liability and personal injury lawsuits, costs of the product recall, costs of carrying out internal investigations, and the loss of goodwill and reputation. Plaintiffs seek unspecified damages as well as certain declaratory and injunctive relief. Pursuant to a stipulated schedule ordered by the Court, plaintiff in the Pinchuck action served an amended complaint on September 15, 2006 and defendants have until November 15, 2006 to respond to the amended complaint.

As of September 19, 2006 we have been served or are aware that we have been named as a defendant in approximately 123 product liability lawsuits pending in various states as well as Puerto Rico and Canada. These include 24 putative class actions and 99 individual actions filed on behalf of individuals who claim they suffered personal injury as a result of using a ReNu solution and individuals alleging violations of one or more state consumer protection statutes. In the personal injury actions, plaintiffs allege liability based on, among other things, negligence, strict product liability, failure to warn, and breach of warranty. In the consumer protection actions, plaintiffs seek economic damages, claiming that they were misled to purchase products that were not as safe as advertised. Several lawsuits contain a combination of these allegations. On August 14, 2006, the Judicial Panel on Multidistrict Litigation (JPML) created a coordinated proceeding and transferred an initial set of MoistureLoc product liability lawsuits to the U.S. District Court for the District of South Carolina. We have advised the JPML of all federal cases available for transfer and will urge the issuance of conditional transfer orders.

(2) Other litigation matters.

In October 2005, Rembrandt Vision Technologies, L.P. filed a patent infringement lawsuit against us and CIBA Vision Corporation. The action is entitled, Rembrandt Vision Technology, L.P. v. Bausch & Lomb Incorporated and Ciba Vision Corporation, bearing case number 2:05 CV 491, and is pending in the U.S. District Court for the Eastern District of Texas. Rembrandt asserts that we and CIBA have infringed certain of Rembrandt’s oxygen permeability and tear-wettability technology that it claims to be protected by a U.S. Patent No. 5,712,327 entitled “Soft Gas Permeable Lens Having Improved Clinical Performance” (the “327 Patent”). Rembrandt claims that we infringe the 327 Patent by selling in the United States soft gas permeable contact lenses that have tear-wettable surfaces, which would include our PureVision silicone hydrogel lens products. We deny, and intend to vigorously defend the Company against, Rembrandt’s claims.

From time-to-time, we are engaged in various lawsuits, claims, investigations and proceedings, including patent, trademark and commercial matters, in the ordinary course of business. At this time, we cannot estimate with any certainty the impact of such matters on its business or financial position.

Notice of Tax Adjustment

In May 2006, we received a Notice of Final Partnership Administrative Adjustment from the Internal Revenue Service relating to tax years ending June 4, 1999 and December 25, 1999, for Wilmington Partners L.P. (“Wilmington”), a partnership formed in 1993 in which the majority of partnership interests are held by certain of our subsidiaries. The Final Partnership Administrative Adjustment (“FPAA”) proposes adjustments increasing the ordinary income reported by Wilmington for its December 25, 1999 tax year by a total of $10,000,000, and increasing long term capital gain reported by Wilmington for that tax year by $189,000,000. The FPAA also proposes a $550,000,000 negative adjustment to Wilmington's basis in a financial asset contributed to it by one of its partners in 1993; this adjustment would also affect the basis of that partner — one of the Company’s subsidiaries — in its partnership interest in Wilmington. The asserted adjustments could, if sustained in full, increase the tax liabilities of the partnership’s partners for the associated tax periods by more than $200,000,000, plus penalties and interest. Since 1999, our consolidated financial statements have included a deferred tax liability relating to the partnership, which would offset the earnings impact of increased taxes resulting from the proposed adjustments, if sustained. As of December 31, 2005, this deferred tax liability approximately $162,800,000. We have filed a petition in U.S. Tax Court to challenge the asserted adjustments. We believe we have numerous substantive and procedural tax law arguments to dispute the adjustments. No amounts of tax, penalties or interest can be assessed against us until a Tax Court determination is made.

RISK FACTORS

For additional considerations with respect to the Solicitation and the Company, please refer to our Current Reports on Form 8-K filed on October 27, 2005, November 30, 2005, December 23, 2005, March 1, 2006, March 3, 2006, April 13, 2006, April 14, 2006, May 8, 2006, May 15, 2006, May 19, 2006, July 31, 2006, August 8, 2006, and August 31, 2006, which are incorporated by reference herein.

Acceleration of Outstanding Indebtedness

If we are unable to file the Delayed SEC Reports by October 2, 2006, and if the Proposed Amendments and Waiver do not become effective with respect to a series of the Securities, and we receive a “Notice of Default” by the Trustee or holders of at least 10% of the outstanding Securities of such series, and we fail to cure the default within the 60-day period following the Notice of Default, then the Trustee or the holders of at least 25% of the Securities of that series will have the right to accelerate the maturity of the securities of such series. Unless and until the Proposed Amendments and Waivers become effective with respect to the Medium Term Notes, the Trustee or Holders of at least 10% of the Medium Term Notes may issue a Notice of Default at any time. If one or more series of the Securities is accelerated and not paid within 10 days, the other series of Securities will be in default.

If the maturity of any series of our outstanding Securities is accelerated, we intend to fully repay all such amounts due with cash on hand. If all of our outstanding Securities were accelerated, we would need to either borrow under our existing revolving credit facility or transfer cash from off-shore operations, which may have adverse tax consequences, for a portion of the repayment amount. Other outstanding debt may also be accelerated as a result of these events.

The banks under our revolving credit agreement and five-year term loan agreement have granted waivers of the defaults under those agreements arising from failure to file the Delayed SEC Reports, and the other matters described in our SEC Reports, through December 15, 2006. If we have not filed our 2005 Form 10-K and SEC Reports due for 2006 by that date, the banks may, after any applicable grace period, declare events of default resulting in termination of additional lending commitments and acceleration of outstanding indebtedness ($375 million at September 19, 2006). If the Proposed Amendments and Waivers become effective, this could result in the bank debt being accelerated prior to the Covenant Reversion Date when holders of the Securities could issue a Notice of Default with respect to the Securities.

Restatement of Prior Period Financial Statements

The restatement of our prior period financial statements, as well as matters identified above with respect to various investigations and procedures, may cause us to become subject to further regulatory action or civil litigation (in addition to that which is described above), which could require us to pay fines or other penalties, settlements or damages and could have an adverse effect on our business, results of operations, financial condition and liquidity. We could also become subject to further ratings downgrades and negative publicity and may lose or fail to attract and retain key employees and management personnel as a result of the Restatements or the matters giving rise to the restatements. The SEC has commenced an informal investigation with respect to the Brazil and Korea investigations. See “Recent Developments - Investigations and Restatements.”

Lack of Public Disclosure Concerning the Company

As described above, we have not yet filed the Delayed SEC Reports or the Restatements. Until we file the Delayed SEC Reports, there will be limited public information available concerning our results of operations and financial condition. Prior financial statements that we have filed for fiscal years from 2001 up to and including the quarterly period ended June 25, 2005 should no longer be relied on and are being restated. In our Form 12b-25, filed August 8, 2006, we updated the estimated impact of adjustments to GAAP reported income earnings per share for matters which have been previously discussed in our earlier filings on Form 12b-25 on each of November 3, 2005, March 17, 2006 and May 11, 2006, and Current Report on Form 8-K dated December 22, 2005, as well as an estimate of the expected restatement adjustments from the previously reported deferred income tax asset and tax accounting review. The absence of more recent financial information may have a number of adverse effects on us and the Securities, including a decrease in the market price of the Securities and an increase in the volatility of such market price.

Acceleration

If the Proposed Amendments with respect to your Securities become effective, you will not be able to accelerate payment on the Securities for a breach of the Reporting and Certificate Delivery Covenants unless we breach the relevant Indenture as amended by the Proposed Amendments. In the event that the proposed amendments with respect to any other series of Securities do not become effective, holders of such Securities will continue to be able to accelerate payment on their Securities for the existing breach of the Reporting and Certificate Delivery Covenants in accordance with the Indentures.

Effect of Proposed Amendments and Waiver

If a Supplemental Indenture relating to the Proposed Amendments is executed, the Proposed Amendments and Waivers with respect to a series of Securities under an Indenture will be binding on all Holders of that series of Securities. The modification of the covenants of any series of Securities related to timely filing of the Delayed SEC Reports and other provisions pursuant to the Proposed Amendments and Waiver may adversely affect the market price of such series of Securities or otherwise be adverse to the interests of the Holders.

New York Stock Exchange Listing

As disclosed in our Form 12b-25, filed on August 8, 2006, we received notice on April 13, 2006 from the New York Stock Exchange that the Company was late in filing the reports required under the NYSE’s continued listing standards for the Company’s common stock. The NYSE granted us a six-month extension on the time to file our Form 10-K Annual Report for 2005. We will apply to the NYSE for an additional six-month extension on the filing date for that report. In the unlikely event that the NYSE does not grant our request for extension, it could take action to delist our common stock which would result in there being a limited trading market for the stock.

Pending Claims and Litigation

As a result of the matters described above, we have been served in various lawsuits and is aware of the filing of others. We could be required to pay judgments or settlements in connection with these matters and they could otherwise have an adverse effect on our business, results of operations, financial condition and liquidity. At this time, we cannot predict which, if any, of the cases will obtain class certification, the validity of claims asserted, the likelihood of success by the plaintiffs in any of these cases, or the materiality of the cases in the event we are unsuccessful in their defense. See “Recent Developments - Pending Litigation.”

Effect of Fungal Keratitis Infections on Sales of Other ReNu® Products

We have withdrawn MoistureLoc from all markets in which it is sold. As discussed above, we have incurred and can be expected to incur substantial costs in connection with the withdrawal of this product, associated investigations, and commercial actions and related legal actions brought against us. We anticipate experiencing the adverse impact of a number of events resulting from the MoistureLoc recall including, without limitation, those described in this Consent Solicitation Statement and our Form 12b-25, filed August 8, 2006. See “Recent Developments - Effect of Recall of MoistureLoc Product” above. There can be no assurance that there will be no other negative impacts to we associated with the withdrawal of MoistureLoc.

Tax Adjustment

As discussed above, we have received a Notice of Final Partnership Administrative Adjustment from the Internal Revenue Service relating to tax years ending June 4, 1999 and December 25, 1999, for Wilmington Partners L.P., a partnership formed in 1993 in which the majority of partnership interests are held by certain of our subsidiaries. While we intend to vigorously defend against the asserted adjustments, our failure to succeed in such a defense could significantly increase the tax liability of the partnership's partner, which in turn could have a material adverse effect on our financial results and cash flows.

Federal Income Tax Consequences of Consent Fee

Generally, the receipt of the Consent Fee by a holder of the Securities will only result in a "deemed exchange" of the Securities for new securities if there is a significant modification of the outstanding debt security, including a change in the yield. It is likely that our 6.95% Senior Notes due 2007 and our 5.90% Senior Notes due 2008 may be deemed exchanged for new notes. Although it is not free from doubt, if the new notes are treated as "securities" under the federal income tax laws and if the deemed exchange is treated as a tax-free recapitalization, the holder should have no gain or loss or change in its basis in such Securities. The applicable rules are complex and holders of Securities should consult their tax advisors regarding the possible federal income tax effects of the Consent Fee. See "Certain Federal Income Tax Consequences" below.

THE INDENTURES

Section 704 of the Original Indenture, which forms a portion of each of the Indentures, requires us to file with the Trustee the reports we are required to file with the SEC pursuant to Sections 13 and 15 of the Exchange Act. Section 1004 of the Indenture requires us to file with the Trustee, within 120 days after the end of each fiscal year, a written statement regarding compliance with the obligations under the Indenture, and, if a default shall have occurred under the Indenture, describing all such defaults of which our officers have knowledge and their status.

THE PROPOSED AMENDMENTS AND WAIVER

The Proposed Amendments

The Indentures provide that the Trustee and the Company may enter into a Supplemental Indenture amending provisions of each of the Indentures with respect to a series of Securities with the written consent of holders of a majority in principal amount of the outstanding Securities issued under such Indenture. Consequently, we are soliciting Consents from Holders of each series of Securities. The Proposed Amendments set forth below only amend the Indentures with respect to a series of Securities with respect to which the Requisite Consents are received, and are not intended to amend or modify the Original Indenture other than with respect to that series of Securities.

Certain Definitions: The following defined terms would be added to the Securities Indenture:

“Consent Fee” means the payment defined as such with respect to the Securities in the Solicitation Documents.

“Covenant Reversion Date” means 5:30 p.m., New York City time, on the earlier of (i) the Business Day following our failure to pay the Consent Fee, if due, for the Securities in accordance with the Solicitation Documents, and (ii) January 31, 2007.

“Solicitation Documents” means the Consent Solicitation Statement, dated as of September 20, 2006, and the related Consent Form, each as may be amended and supplemented from time to time.

Text of the Amendments to Indentures: Below is the text of the relevant provisions from the Indenture, substantially as it currently exists not taking into account the amendments creating a covenant reversion date of October 2, 2006, along with the form of the Proposed Amendments to the provisions marked to show changes from the current provisions of each Indenture. Text that is added to the Indentures by the form of the Proposed Amendment is underlined. We reserve the right to change the actual language of the Proposed Amendments, provided that such change does not materially alter the purpose or substance of the Proposed Amendments as described in this Statement.

Section 704: Reports by Company.

The Company shall, except as otherwise provided in this Section 704, file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 shall be filed with the Trustee within 15 days after the same is so required to be filed with the Commission. Notwithstanding any other provision of this Section 704 or this Indenture, the documents and reports referred to in this Section 704 that the Company would have been required to file with the Commission or the Trustee on any date on or before the Covenant Reversion Date but for this sentence will not be required to be filed the Company until the Covenant Reversion Date and the filing by the Company of its Annual Report on Form 10-K for December 31, 2005 shall satisfy the requirement to file reports for any periods prior to December 31, 2005.

Section 1004: Statement by Officers as to Default.

The Company will deliver to the Trustee, within 120 days after the end of each fiscal year of the Company ending after the date hereof, an Officers’ Certificate, stating whether or not to the best knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.  Notwithstanding any other provision of this Section 1004 or this Indenture, the Company will have no obligation to deliver an Officer’s Certificate, as referred to in the preceding sentence, relating to the breach of a covenant contained in this Indenture that occurred prior to the Covenant Reversion Date.

Section 501: Events of Default.

“Event of Default”, wherever used herein with respect to Securities of any series, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of any interest upon any Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2) default in the payment of the principal of (or premium, if any, on) any Security of that series at its Maturity; or

(3) default in the deposit of any sinking fund payment, when and as due by the terms of a Security of that series; or

(4) except as otherwise provided in this Section 501, default in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with or which has expressly been included in this Indenture solely for the benefit of series of Securities other than that series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

* * *

Notwithstanding any of the foregoing, the failure of the Company to comply with Sections 501(4) and 704 of this Indenture, or §314 of the Trust Indenture Act, before 5:30 p.m., New York City time on the Covenant Reversion Date shall not constitute an Event of Default under clause (4) above.

The Proposed Waiver

Section 513 of the Indentures provides that Holders of a majority in aggregate principal amount of the relevant issue of Securities then outstanding may waive any past default and its consequences on behalf of Holders of all the Securities of the relevant issue (except with respect to certain specified defaults). The Consent Form includes a waiver of any defaults under the Indentures occurring before the effectiveness of the Proposed Amendments. Each Holder that executes a Consent Form will be deemed to have waived all defaults with respect to any breaches of these Sections in accordance with Section 513, as the case may be, of the Indentures and any defaults that shall have occurred with respect to this section before the effectiveness of the Proposed Amendment will be deemed to have been cured for all purposes.

THE SOLICITATION

$133,195,000 6.95% Notes due 2007 (CUSIP No. 071707AH6)
$50,000,000 5.90% Notes due 2008 (CUSIP No. 071707AL7)
$155,902,000 2004 Senior Convertible Securities due 2023 (CUSIP No. 071707AM5)
$4,098,000 Floating Rate Convertible Senior Notes due 2023 (CUSIP No. 071707AK9)
$421,000 6.56% Medium-Term Notes, Series B due 2026 (CUSIP No. 07171JAE6)
$84,334,000 7.125% Debentures due 2028 (CUSIP No. 071707AG8)

General

We must receive the Requisite Consents of the holders of a series of Securities in order for the Proposed Amendments and Waiver to be effective with respect to that series of Securities.

As of the Record Date, the Securities issued and outstanding for each series were in the amount shown above. For purposes of determining whether the requisite principal amount of each series of Securities has given Consent, any Securities owned by us, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with us, will be disregarded. As of the Record Date, neither we nor any person directly or indirectly controlled by or under direct or indirect common control with us nor, to our knowledge, any person directly or indirectly controlling us, held any Securities. We have been informed by the Solicitation Agent that it, or one of its affiliates, owns all of the outstanding Floating Rate Convertible Senior Notes and will give its Consent in this Solicitation.

If the Requisite Consents have been received with respect to a series of Securities, the Trustee and the Company will execute a supplemental indenture promptly following receipt of the Requisite Consents, and in compliance with the conditions contained in the relevant Indenture, and the Proposed Amendments with respect to that Indenture will become effective. Our execution of a supplemental indenture shall not require us to pay for any Consent until the relevant Expiration Date. If we fail to pay the Consent Fee payable with respect to any series of Securities pursuant to this Solicitation, the Proposed Amendments will cease to have any effect with respect to that series of Securities beginning on the date of such failure.

The delivery of a Consent will not affect a Holder’s right to sell or transfer any Securities, and a sale or transfer of any Securities after the Record Date will not have the effect of revoking any Consent properly given by the Holder of such Securities. Therefore, each properly executed and delivered Consent will be counted notwithstanding any sale or transfer of any Securities to which such Consent relates. Once delivered, the Consent will be irrevocable. Failure to deliver a Consent will have the same effect as if a Holder had voted “No” to the Proposed Amendments.

Record Date

This Statement and the Consent Form (the “Solicitation Materials”) are being sent to all Holders of record on the Record Date. Such date has been fixed as the date for the determination of Holders entitled to give Consent and receive the Consent Fee, if payable, pursuant to the Solicitation. We reserve the right to establish, from time to time, but in all cases prior to receipt of the Requisite Consents, any new date as such Record Date with respect to any issue of Securities or any combination thereof and, thereupon, any such new date will be deemed to be the Record Date for purposes of the Solicitation for such issue or issues Securities.

Consent Fee

Assuming satisfaction of all conditions to the Solicitation, promptly following the relevant Expiration Date, we will pay the initial payment under the Consent Fee to each Holder of Securities as to which we have received and accepted a Consent prior to the relevant Expiration Date. Monthly thereafter, on the fifth day (or, if occurring on a weekend or holiday, the first business day thereafter) of the month we will pay the additional $1.00 per $1,000 Consent Fee to the consenting holder until the earlier of the Filing Compliance Date or the Covenant Reversion Date.

The right to receive a Consent Fee is not transferable with any Securities. We will only make payments of a Consent Fee to Holders who have properly delivered Consents that are in effect at the relevant Expiration Date pursuant to the terms hereof. No other holder of any Securities will be entitled to receive any portion of the Consent Fee.

Interest will not accrue on or be payable with respect to any Consent Fee.

Consents with respect to a series of Securities will expire if the Requisite Consents with respect to that series have not been obtained on or before the relevant Expiration Date.

How to Consent

Holders who wish to consent to the Proposed Amendments and Waiver should deliver one or more properly completed Consent Forms signed by or on behalf of such Holder by registered mail, hand delivery, overnight courier or by facsimile or electronic transmission (with an original delivered subsequently) to the Information Agent at its address or facsimile number set forth on the back cover of this Statement in accordance with the instructions contained in this Statement and the Consent Form. We will have the absolute right in our sole discretion to determine whether any purported Consent satisfies the requirements of the Solicitation and the relevant Indenture, and any such determination shall be final and binding on the Holder who delivered such Consent or purported Consent. Consent Forms must be received by the Information Agent prior to the relevant Expiration Date in order to qualify for payment of the Consent Fee.

Consents will be accepted from Holders and any other person who has obtained a proxy or power of attorney from any Holder in a form reasonably acceptable to us that authorizes such other person (or person claiming title by or through such other person) to deliver a Consent with respect to any Securities on behalf of such Holder. For purposes of the Solicitation, The Depository Trust Company (“DTC”) has authorized the direct participants in DTC (“DTC Participants”) set forth in the position listing of DTC as of the Record Date to execute Consent Forms as if they were Holders of the Securities held of record in the name of DTC or its nominee. Accordingly, Consents will be accepted from DTC Participants. Any beneficial owner whose Securities are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to Consent should contact the Holder of its Securities promptly and instruct such Holder to Consent on its behalf.

Each Consent Form that is properly completed, signed, delivered to and received by the Information Agent prior to the relevant Expiration Date (and accepted by us as such) will be given effect in accordance with the specifications thereof.  A Consent Form should not be delivered to us, the Trustees or the Solicitation Agent. However, we reserve the right to accept any Consent received by us, any Trustee or the Solicitation Agent by any other reasonable means or in any form that reasonably evidences the giving of a Consent. Under no circumstances should any person tender or deliver Securities to us, the Trustees, the Solicitation Agent or the Information Agent.

Once delivered, a Consent will be irrevocable.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of a Consent will be resolved by us, in our sole discretion, which resolution shall be final and binding. We reserve the right to reject any and all Consents not validly given or any Consents, our acceptance of which could, in our opinion or the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities in the delivery of a Consent or modify the conditions to the Solicitation. Unless waived, any defects or irregularities in connection with deliveries of Consent must be cured within such time as we determine. None of us, the Trustees, the Solicitation Agent, the Information Agent or any other person shall be under any duty to give notification of defects, irregularities or waivers with respect to deliveries of Consent, nor shall any of them incur any liability for failure to give such notification.

If the Securities to which a Consent relates are held by two or more joint Holders, each such Holder must sign the Consent Form. If a signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other Holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to us of such person’s authority so to act. If Securities are held in different names, a separate Consent Form must be executed covering each name.

If a Consent relates to fewer than all Securities held of record as of the Record Date by the Holder providing such Consent, such Holder must indicate on the Consent Form the aggregate dollar amount (in integral multiples of $1,000) of such Securities to which the Consent relates. Otherwise, the Consent will be deemed to relate to all Securities in that issue held by such Holder. The Consent Fee will be paid only for such portion of the Securities to which a Consent relates.

Expiration Date; Extensions; Amendment

We may extend the Solicitation with respect to the Securities of one or more series from time to time. In order to extend the Solicitation with respect to the Securities of any series, we will notify the Information Agent and the Solicitation Agent of any extension by oral or written notice and may provide a written notice to the holders of record of the Securities of such series on the next business day after the previously scheduled Expiration Date relating to such series of Securities. Such announcements may state that we are extending the Solicitation for a specified period of time. Failure of any Holder or beneficial owner of Securities to be so notified will not affect the extension of the Solicitation.

Notwithstanding anything to the contrary set forth in this Statement, we reserve the right at any time on or prior to the business day following the relevant Expiration Date, with respect to any series of Securities, to: (i) terminate the Solicitation for any reason, (ii) extend the Solicitation from time to time if any condition to this Solicitation has not been met or waived, (iii) amend the terms of the Solicitation, (iv) modify the form or amount of the consideration to be paid pursuant to the Solicitation, or (v) waive any of the conditions to the Solicitation, subject to applicable law. If we take any of these actions, we will make a public announcement thereof.

If the Solicitation with respect to any series of Securities is amended in any material manner, or we waive or modify any material conditions to the Solicitation, we will promptly disclose such amendment, waiver or modification in a public announcement, and we may, if determined by us to be appropriate, extend the Solicitation with respect to the affected series of Securities for no less than one day, such period to be set at our discretion subject to applicable law.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the Solicitation, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by giving notice to the Information Agent and the Solicitation Agent and complying with any applicable notice provisions of the applicable Indenture.

Solicitation Agent and Information Agent

We have retained Citigroup Global Markets Inc. to serve as our Solicitation Agent in connection with the Solicitation and Global Bondholder Services Corporation as our Information Agent. We have agreed to indemnify the Information Agent and the Solicitation Agent against certain liabilities and expenses. At any time, any Solicitation Agent may trade the Securities for its own account or for the accounts of its customers and, accordingly, may have a long or short position in the Securities. The Solicitation Agent and their affiliates have provided in the past, and are currently providing, other investment banking, commercial banking and/or financial advisory services to us.

We have not authorized any person (including the Information Agent and the Solicitation Agent) to give any information or make any representations in connection with the Solicitation other than as set forth herein and, if given or made, such information or representations must not be relied upon as having been authorized by us, the Trustees, the Information Agent, the Solicitation Agent or any other person.

Requests for assistance in filling out and delivering Consent Forms or for additional copies of this Statement or the Consent Form may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Statement.

Fees and Expenses

We will bear the costs of the Solicitation, including the fees and expenses of the Solicitation Agent, the Solicitation Agent’s counsel and the Information Agent (other than printing and mailing expenses). We will pay the Trustee under the applicable Indenture reasonable and customary compensation for its services in connection with the Solicitation, plus reimbursement for expenses.

Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Information Agent, by application of funds provided by us, for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will pay all other fees and expenses attributable to the Solicitation and the execution of the Proposed Amendments, other than expenses incurred by Holders or beneficial owners of Securities.

Other

In connection with the Solicitation, our directors and officers and its affiliates may solicit Consents by use of the mails, personally or by telephone, fax, electronic communication or other similar methods. Members of the Board and officers will not be specifically compensated for these services.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the Proposed Amendments and payment of the Consent Fee that may be relevant to a beneficial owner of Securities as of the Record Date. The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not deal with classes of beneficial owners subject to special tax rules, and does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. Accordingly, each Holder should consult its own tax advisor with regard to the Proposed Amendments and Waiver, the payment of the Consent Fee and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

* * * * *

Any discussion of U.S. federal tax issues set forth in this Statement is written in connection with the promotion and marketing by us and the Solicitation Agent of the transactions described in this Statement. Such discussion is not intended or written to be legal or tax advice to any person and is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any U.S. federal tax penalties that may be imposed on such person. Each investor should seek advice based on its particular circumstances from an independent tax advisor.

* * * * *

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of the Securities who or which is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (a) is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of the Securities who or which is not a U.S. Holder or an entity treated as a domestic or foreign partnership.

Special rules, not discussed in this Statement, may apply to persons holding Securities through entities treated as partnerships for U.S. federal income tax persons, and those persons should consult their own tax advisors in that regard.

Tax Consequences of Consenting to the Proposed Amendments and Waiver

Consent Fee. The tax consequences of a U.S. Holder’s receipt of the Consent Fee are unclear. We intend to treat the Consent Fee for U.S. federal income tax purposes as a fee paid to a U.S. Holder in consideration of such holder’s consent to the Proposed Amendments and Waiver. Alternatively, the Consent Fee might be treated as a payment of additional interest on the Securities. In either case, a U.S. Holder would recognize ordinary income in the amount of the Consent Fee received, without any reduction by any portion of a U.S. Holder’s tax basis in the Securities.

Deemed Exchange. The tax treatment of a U.S. Holder will depend upon whether, for U.S. federal income tax purposes, the adoption of the Proposed Amendments and Waiver and the receipt of the Consent Fee constitute a “significant modification” to the Securities and, if so, whether the resulting deemed exchange (the “Deemed Exchange”) of the Securities for new securities (the “New Notes”) constitutes a tax-free recapitalization. If neither the Proposed Amendments and Waiver nor the Consent Fee results in a significant modification with respect to the Securities, such events will not constitute a Deemed Exchange. In that case, a U.S. Holder will not recognize any gain or loss for U.S. federal income tax purposes upon the adoption of the Proposed Amendments and should have the same adjusted tax basis and holding period in such Securities after the adoption of the Proposed Amendments that such U.S. Holder had in such Securities immediately before such adoption.

Treasury regulations specifically address whether or not the modifications to the terms of a debt instrument will result in a deemed exchange of that debt instrument for U.S. federal income tax purposes. Generally, the modification of the terms of a debt instrument will be treated as a deemed exchange of an old debt instrument for a new debt instrument if such modification is a significant modification. Under applicable Treasury regulations, the modification of a debt instrument generally is a significant modification only if, among other things, based on all the facts and circumstances and taking into account all modifications, other than certain specified modifications, of the debt instrument collectively, the modification effects an alteration of the legal rights and obligations under such instruments in a manner that is “economically significant.” The regulations provide specific rules regarding whether (i) changes in yield, and (ii) the deletion or alteration of accounting or financial covenants of or with respect to a debt instrument.

The regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The Proposed Amendments and Waiver should be viewed as merely altering or deleting customary accounting or financial covenants.

A change in the yield of a debt instrument is a significant modification under the regulations if the yield of the modified instrument (determined by taking into account any payments made to the U.S. Holder as consideration of the modification) varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 25 basis points or five percent of the annual yield of the unmodified instrument. The Consent Fee will change the yield of the Securities. For our 6.95% Senior Notes due 2007 (the “2007 Senior Notes”) and our 5.90% Senior Notes due 2008 (the “2008 Senior Notes”), the change in yield will be treated as a significant modification under the regulations and, therefore, will result in a Deemed Exchange. For all other Securities, the change in yield will be smaller than that which would be treated as a significant modification under the regulations.

If no significant modification results, a U.S. Holder should recognize no gain or loss as a result of the U.S. Holder’s consent to the Proposed Amendments and Waiver. If the adoption of the Proposed Amendments and Waiver and the receipt of the Consent Fee constitute a significant modification of the Securities, such events would result in a Deemed Exchange and, unless the Deemed Exchange constitutes a recapitalization, would be a taxable event for U.S. federal income tax purposes. If a Deemed Exchange occurs and such exchange does not constitute a recapitalization (as discussed below), then a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized as a result of the Deemed Exchange and such U.S. Holder’s adjusted tax basis in the Securities. A U.S. Holder’s adjusted tax basis for a particular note generally will be equal to the cost of the note to such U.S. Holder. Assuming that the Consent Fee is payment for the U.S. Holder’s consent, the amount realized by a U.S. Holder in a Deemed Exchange would be the fair market value of the New Notes exchanged therefor; otherwise, the amount realized might include the Consent Fee or the Consent Fee might be treated as a reduction of the issue price of the New Notes thereby creating original issue discount to be amortized by the U.S. Holder. A U.S. Holder’s tax basis in a note also will be (i) increased by any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any amortizable bond premium which the U.S. Holder has previously deducted. A U.S. Holder’s amount realized would generally be equal in amount to the “issue price” (described below) of the New Notes received by such U.S. Holder at the time of the Deemed Exchange, but excluding any amount attributable to accrued but unpaid interest (which would be taxable as ordinary income). In general, assuming the Securities and the New Notes deemed exchanged therefor are traded on an established securities market, the “issue price” of the New Notes would generally be equal to their fair market value as of the operative date of the Proposed Amendments.

Subject to the application of the market discount rules, gain or loss recognized upon a Deemed Exchange generally would be capital gain or loss, and would be long-term capital gain or loss if a U.S. Holder’s holding period with respect to the Securities exceeded one year at the time of the Deemed Exchange. The deductibility of capital losses is subject to limitations.

An exception to the capital gain treatment described above may apply to a U.S. Holder that purchased a note at a “market discount.” Subject to a statutory de minimis exception, market discount is the excess of the principal amount of such note over the U.S. Holder’s tax basis in such note immediately after its acquisition by such U.S. Holder. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder in a Deemed Exchange of a note having market discount in excess of the specified de minimis amount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant interest basis) while such note was held by the U.S. Holder.

A U.S. Holder’s adjusted tax basis in the New Notes would equal the amount realized by such U.S. Holder for purposes of determining gain or loss, and such U.S. Holder would have a new holding period in such Securities commencing on the day after the Deemed Exchange.

Recapitalization. Whether the Deemed Exchange would constitute a tax-free recapitalization would depend on, among other things, whether the Securities and the New Notes constitute “securities” for U.S. federal income tax purposes. The term “security” is not defined in the Code or the Treasury regulations. Under applicable administrative pronouncements and judicial decisions, as a general matter, the determination of whether a debt instrument is a security depends on the terms, conditions and other facts and circumstances relating to the instrument and, consequently, is inherently uncertain. Generally, debt instruments with a maturity less than five years from the date of issuance do not constitute securities, whereas debt instruments with a maturity of ten years or more do constitute securities. A debt instrument with an original term of more than five years from the date of issuance but less than ten years may qualify as a security. In addition, the IRS has recently ruled that where the original debt instrument qualified as a security, a new debt instrument received in an exchange for that original debt instrument may, under certain circumstances, be treated as a security even if the remaining term of the new debt instrument is less than five years.

The notes constituting the Securities had the following original terms. The 2007 Senior Notes and the 2008 Senior Notes had original terms of approximately 5 years; the Medium Term Notes had an original term of approximately 35 years; the 7.125% Debentures due 2028 (the “Debentures”) had an original term of approximately 30 years; the Floating Rate Convertible Senior Notes due 2023 (the “Floating Rate Notes”) had an original term of approximately 20 years; and the 2004 Senior Convertible Securities due 2023 (the “Convertible Securities”) has an original term of approximately 19 years. After the Proposed Amendment, the 2007 Senior Notes and the 2008 Senior Notes will have remaining terms of less than five years following the Proposed Amendment. All of the other Securities will have terms in excess of 10 years as of the operative date of the Proposed Amendments. Although it is not free from doubt whether all of the New Notes would be treated as a securities under the recent ruling or the more general authorities, it is possible that all of the New Notes would be treated as securities and consequently any Deemed Exchange should qualify as a tax-free reorganization. Under tax-free reorganization treatment, a U.S. Holder would not recognize gain or loss on the Deemed Exchange.

In light of the complexity of the applicable rules, U.S. Holders are encouraged to consult their tax advisors regarding the risk that the adoption of the Proposed Amendments and Waiver constitutes a significant modification for U.S. federal income tax purposes, the tax consequences to them if the events are so treated, the characterization of the original Securities and New Notes as securities for tax purposes.

Backup Withholding

A U.S. Holder may be subject to backup withholding on the Consent Fee, if paid, unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from the Consent Fee, if paid, will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Although it is not entirely clear that withholding of U.S. federal income tax is applicable to the payment of the Consent Fee to a Non-U.S. Holder, we intend to withhold such tax from any Consent Fee paid to a Non-U.S. Holder at a rate of 30%, unless the Non-U.S. Holder provides to the applicable withholding Agent a properly executed (a) IRS Form W-8BEN (or a permissible substitute) claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty or (b) IRS Form W-8ECI stating that the Consent Fee is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. Non-U.S. Holders should consult their tax advisors regarding the availability of a refund of any tax withheld.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov, and at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060. As described above, we have not yet filed our Delayed SEC Reports or the Restatements. See “Risk Factors - Lack of Public Disclosure Concerning the Company.”

We have filed the following documents with the SEC, and these documents are incorporated in this Statement by reference:

•
our Current Reports on Form 8-K filed on October 27, 2005, November 30, 2005, December 23, 2005, March 1, 2006, March 3, 2006, April 13, 2006, April 14, 2006, May 8, 2006, May 15, 2006, May 19, 2006, June 12, 2006, July 31, 2006, August 8, 2006 and August 31, 2006;

•	our Form 12b-25 Notice of Inability to Timely File a Form 10-Q for the period ended September 24, 2005.

•	our Form 12b-25 Notice of Inability to Timely File a Form 10-K for the fiscal year ended December 31, 2005;

•	our Form 12b-25 Notice of Inability to Timely File a Form 10-Q for the period ended April 1, 2006; and our Form 12b-25 Notice of Inability to Timely File a Form 10-Q for the period ended July 1, 2006.

We specifically do not incorporate any of our historical financial statements and related materials in this Statement.

All documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of Exchange Act after the date of this Statement and prior to the Expiration Date will be incorporated by reference and be a part of this Statement from their respective filing dates (excluding any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K). Any statement contained in a document incorporated by reference in this Statement shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

You may request a copy of these filings, at no cost, by writing or telephoning:

Bausch & Lomb Incorporated
One Bausch & Lomb Plaza
Rochester, New York 14604
Telephone: (585) 338-6000
Attention: Secretary

You should rely only on the information provided in this Statement and in our filings under the Exchange Act incorporated herein by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this Statement is accurate as of any date other than that on the front cover of this Statement.

BAUSCH & LOMB INCORPORATED

SOLICITATION OF CONSENT TO INDENTURE AMENDMENTS AND WAIVER OF DEFAULTS

In order to give the Consent, a Holder should mail, hand deliver, send by overnight courier or by facsimile or electronic transmission (in each case, confirmed by physical delivery) a properly completed and duly executed Consent Form, and any other required document, to the Information Agent at its address set forth below. Any questions or requests for assistance or for additional copies of this Statement or related documents may be directed to the Information Agent at one of its telephone numbers set forth below. A Holder (or a beneficial owner that is not a Holder) may also contact the Solicitation Agent or the Information Agent at their respective telephone numbers set forth below or its broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Solicitation.

The Solicitation Agent for the Solicitation is:

Citigroup Global Markets Inc.
390 Greenwich Street, 4th Floor
New York, New York 10013
Attn: Liability Management Group
Toll-free: (800) 558-3745

The Information Agent for the Solicitation is:

Global Bondholder Services Corporation
65 Broadway - Suite 723
New York, New York 10006
Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774
Toll free (866) 540-1500

By Facsimile:
(For Eligible Institutions only):
(212) 430-3775

Confirmation:

(212) 430-3774

By Mail 65 Broadway - Suite 723 New York, NY 10006	By Overnight Courier 65 Broadway - Suite 723 New York, NY 10006	By Hand 65 Broadway Suite 723 New York, NY 10006